Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Form S-8 of Registration Statements No. 333-99701 and No. 333-97329 of Veridian Corporation of our report dated March 11, 2002 (except for the second paragraph of Note 1 and Note 9, as to which the date is September 24, 2002) appearing in this Current Report on Form 8-K/A of Veridian Corporation dated on or about December 4, 2002, insofar as such report relates to the financial statements of SIGNAL Corporation.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
December 4, 2002